EXHIBIT 99.1

FMC Corporation – News Release

Contacts:
For Release: Immediate	MEDIA:	INVESTOR RELATIONS:
	Jim Fitzwater	Brennen Arndt
	(215) 299-6633	(215) 299-6266

FMC Corporation Completes Redemption of Notes

PHILADELPHIA, July 21, 2005 — FMC Corporation (NYSE: FMC) announced today that it has completed the previously announced redemption of the entire $355 million aggregate principal amount of 10.25 percent Senior Secured Notes due 2009 (the “Notes”). Pursuant to the terms of the Notes and the related indenture, FMC paid a prepayment premium of $44 million. This amount, along with the write-off of unamortized financing costs, will result in recognition of debt extinguishment expense of approximately $56 million in the third quarter of 2005.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2004 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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